UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 5, 2014

CINCINNATI BELL INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-8519	31-1056105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
221 East Fourth Street
Cincinnati, OH 45202
(Address of Principal Executive Office)
Registrant's telephone number, including area code: (513) 397-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    Joshua T. Duckworth (age 35) was appointed Vice President, Investor Relations and Controller of Cincinnati Bell Inc. (the “Company”) on July 9, 2013 and serves as the Chief Accounting Officer for the Company and heads the accounting department. In addition to leading Investor Relations, Mr. Duckworth is responsible for the company's financial statements, general ledger, cost accounting, accounting research, and various special analyses. Since joining the Company in 2010, Mr. Duckworth has held a number of roles in the Company. He served as Assistant Controller of the Company from August 2010 to August 2012 before being named Assistant Treasurer and Director of Investor Relations for the Company from August 2012 to July 2013.

On May 5, 2014 (the “Effective Date”), Mr. Duckworth entered into an employment agreement with the Company (the “Duckworth Employment Agreement”). Any prior agreements or understandings with respect to Mr. Duckworth’s employment by the Company are cancelled as of the Effective Date of the Duckworth Employment Agreement; however, except as otherwise provided in Section 13 of the Duckworth Employment Agreement, all stock options, restricted shares and other long-term incentive awards granted to Mr. Duckworth prior to the Effective Date, benefit plans in which Mr. Duckworth is eligible for participation and any Company policies to which Mr. Duckworth is subject to shall continue in effect in accordance with their respective terms and shall not be modified, amended or cancelled by the Duckworth Employment Agreement.

Term. Pursuant to the Duckworth Employment Agreement, the term of Mr. Duckworth’s employment will begin on the Effective Date and end on the first anniversary of the Effective Date; provided, however, that on the first anniversary of the Effective Date and each subsequent anniversary of the Effective Date, the term of the Duckworth Employment Agreement will automatically be extended for a period of one additional year, unless earlier terminated in accordance with the terms of the Duckworth Employment Agreement.

Title. Pursuant to the Duckworth Employment Agreement, Mr. Duckworth will serve as the VP & Controller of the Company.

Compensation and Benefits. Pursuant to the Duckworth Employment Agreement, Mr. Duckworth’s initial annual base salary will be $200,000 per year. In addition to his base salary, Mr. Duckworth will also be eligible to receive an annual bonus for each calendar year in which services are performed under the Duckworth Employment Agreement. Each year Mr. Duckworth will be given a bonus target of not less than $100,000, subject to proration for a partial year. His bonus award will generally be subject to the terms and conditions of the Company’s annual incentive plan.

In each year during the term of the Duckworth Employment Agreement, Mr. Duckworth will be eligible to be considered for grants of awards under any of the Company’s long-term incentive compensation plans maintained by the Company for the benefit of certain employees.

Pursuant to the Duckworth Employment Agreement, Mr. Duckworth is eligible to participate in the various employee benefit plans and programs which are made available to similarly situated officers of the Company. Mr. Duckworth will be reimbursed in accordance with the Company’s then current travel and expense policies for all reasonable and necessary expenses incurred by him in the course of his performance of his duties under the Duckworth Employment Agreement.

Termination Events.

Disability and Death. The employment of Mr. Duckworth may be terminated by either the Company or Mr. Duckworth upon his inability to perform the services required by the Duckworth Employment Agreement because of any physical or mental infirmity for which he receives disability benefits under any disability plans generally made available to employees over a period of 120 consecutive working days during any 12 consecutive month period. Upon such a termination event, the Company will pay Mr. Duckworth his compensation (base salary, bonus or otherwise) to the date of such termination and will provide him with disability benefits and all other benefits in accordance with the provisions of the applicable disability plans and other applicable benefit plans. The employment of Mr. Duckworth will be automatically terminated upon his death, and the Company will pay his estate his compensation (base salary, bonus or otherwise) to the date of his death. In each case, any outstanding equity or non-equity incentive awards will be treated in accordance with the applicable plan and agreement documents.

Cause. The Company may terminate the employment of Mr. Duckworth immediately, upon written notice, for Cause. The Company will generally have “Cause” to terminate Mr. Duckworth’s employment only if the Board determines there has been fraud, misappropriation, embezzlement or misconduct constituting serious criminal activity on his part. Upon termination for Cause, Mr. Duckworth will receive his compensation to the date of termination. Any outstanding equity or non-equity incentive awards will be treated in accordance with the applicable plan and agreement documents.

Without Cause or Constructive Termination. In the event the Company terminates Mr. Duckworth’s employment, upon written notice, for any reason other than for Cause or his death, disability or in connection with a Change in Control (which has the meaning set forth in the Cincinnati Bell Inc. Executive Deferred Compensation Plan) or in the event Mr. Duckworth terminates his employment as a result of Constructive Termination (as defined below):

•
on a date that is within five days after the date which is six months after the date of termination, the Company will pay Mr. Duckworth in a lump sum cash payment an amount equal to 2.0 times the amount of his annual base salary rate then in effect;

•
for the purposes of any outstanding stock options, outstanding restricted stock or other incentive awards, Mr. Duckworth’s employment shall not be deemed to have terminated until the end of the two-year period commencing with the termination of the Duckworth Employment Agreement (the “Current Term”);

•
if applicable, an amount equal to the sum of (a) any forfeitable benefits of Mr. Duckworth under any nonqualified pension, profit sharing, savings or deferred compensation plan that would have vested prior to the end of the Current Term if the term of his employment had not been terminated, plus (b) any additional vested benefits which would have accrued under any nonqualified defined benefit pension plan if the term of his employment had not been terminated prior to the end of the Current Term and if Mr. Duckworth’s base salary and bonus target had not increased or decreased after such termination, will be payable by the Company at the same time and in the same manner as such benefits would have been paid under such plan or plans had such benefits vested and accrued under such plan or plans at the time of the termination of his employment (the “Nonqualified Benefit”);

•
if applicable, an amount equal to the sum of (a) any forfeitable benefits of Mr. Duckworth under any qualified pension, profit sharing, 401(k) or deferred compensation plan that would have vested prior to the end of the Current Term if the term of his employment had not been terminated, plus (B) any additional vested benefits which would have accrued for him under any qualified defined benefit pension plan if the term of his employment had not been terminated prior to the end of the Current Term, and if Mr. Duckworth’s base salary and bonus target had not increased or decreased after such termination, will be paid by the Company from its general assets (and not under such plan or plans) in one lump sum within five days after the date which is six months after such termination of employment (the “Qualified Benefit”); and

•
for the remainder of the Current Term, the Company will continue to provide Mr. Duckworth with medical, dental and vision coverage that is comparable to the medical, dental, and vision coverage provided to Mr. Duckworth immediately prior to the termination of the Duckworth Employment Agreement (the “Medical Benefit”) (with the cost of all such benefits shared between Mr. Duckworth and the Company on a basis comparable to the cost-sharing of such benefits immediately prior to the termination of the Duckworth Employment Agreement). To the extent that Mr. Duckworth would have been eligible for any post-retirement medical, dental, or vision coverage from the Company if he had continued in employment through the end of the Current Term, the Company will provide such post-retirement coverage to him after the end of the Current Term (the “Post-Retirement Medical Benefit”).

For the purposes of the Duckworth Employment Agreement, “Constructive Termination” will generally be deemed to have occurred if, without Mr. Duckworth’s consent, (a) there is a material reduction in his authority, reporting relationship or responsibilities, (b) there is a reduction in his base salary or bonus target, or (c) Mr. Duckworth is required by the Company to relocate more than 50 miles from the Greater Cincinnati, Ohio area.

Change in Control. In the event that there is both a Change in Control and within one year of such Change in Control: (a) Mr. Duckworth elects to terminate his employment with the Company as a result of Constructive Termination, or (b) the Company terminates the employment of Mr. Duckworth for any reason other than for Cause or his death or disability, the Duckworth Employment Agreement will terminate automatically. In the event of such termination:

•
within five days after the date which is six months after the date of Mr. Duckworth’s termination of employment, the Company will pay Mr. Duckworth in a lump sum cash payment an amount equal to the product of multiplying (a) the sum of his annual base salary rate and his annual bonus target, in each case, as then in effect by (b) 2.5;

•
any outstanding stock option or other outstanding incentive award that is not vested and exercisable at the time of such termination will become vested and exercisable and the restrictions applicable to all outstanding restricted stock shall lapse upon termination of the Duckworth Employment Agreement; and

•	Mr. Duckworth will be entitled to the Nonqualified Benefit, the Qualified Benefit, the Medical Benefit, and, to the extent applicable, the Post-Retirement Medical Benefit.

Voluntary Resignation by Mr. Duckworth. Mr. Duckworth may resign upon 60 days’ prior written notice to the Company. In the event of such a resignation, the Company will pay Mr. Duckworth his compensation (base salary, bonus or otherwise) to the date of such termination. Any outstanding equity or non-equity incentive awards will be treated in accordance with the applicable plan and agreement documents.

Release. As a condition precedent to Mr. Duckworth’s receiving the payments described under the foregoing “Termination Events” section (other than, when applicable, any base salary or bonus the payment of which has been earned by Mr. Duckworth by the date of termination of the Duckworth Employment Agreement but which is still unpaid as of the date of such termination and any non-forfeitable amounts payable under any employee benefit plan), Mr. Duckworth, upon request of the Company, must execute and deliver to the Company a release of claims containing customary and appropriate terms and conditions as determined in good faith by the Company.

Restrictive Covenants. Pursuant to the Duckworth Employment Agreement, Mr. Duckworth is subject to confidentiality and intellectual property covenants during the term of his employment and thereafter. In addition, Mr. Duckworth is subject to non-competition, non-solicitation and non-interference covenants during the term of his employment and for a period of one year following the cessation of his employment for any reason.

The description of the Duckworth Employment Agreement is qualified in its entirety by reference to the Duckworth Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.07    Submission of Matters to a Vote of Security Holders.
The 2014 Annual Meeting of Shareholders of the Company was held on May 6, 2014. The final voting results for each of the proposals submitted for a vote of the shareholders are set forth below.
Proposal 1
The shareholders elected the following nine Company nominees for director to serve a one-year term until the 2015 Annual Meeting of Shareholders and until their respective successors are elected and qualified. The voting results were as follows:

	For	Against	Abstain	Broker Non-Votes

Phillip R. Cox	154,355,259	8,348,045	286,080	30,023,470
Jakki L. Haussler	155,409,955	7,147,771	431,658	30,023,470
Craig F. Maier	154,602,302	8,080,129	306,953	30,023,470
Russel P. Mayer	158,924,244	3,763,011	302,129	30,023,470
Theodore H. Schell	158,784,763	3,772,620	432,001	30,023,470
Alan R. Schriber	158,951,621	3,740,596	297,167	30,023,470
Lynn A. Wentworth	154,699,394	7,991,472	298,518	30,023,470
John M Zrno	156,616,752	6,067,956	304,676	30,023,470
Theodore H. Torbeck	161,059,903	1,657,833	271,648	30,023,470
Proposal 2
The shareholders voted as follows to provide advisory approval of the Company’s executive compensation:

For	Against	Abstain	Broker Non-Votes
84,182,146	76,837,395	1,969,843	30,023,470
Proposal 3
The shareholders ratified the Audit and Finance Committee's appointment of Deloitte & Touche LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014. The voting results were as follows:

For	Against	Abstain
191,117,853	1,611,668	283,333

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description
	Exhibit 10.1	Employment Agreement between Cincinnati Bell Inc. and Joshua T. Duckworth effective May 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.

Date:	May 8, 2014	By:	/s/ Christopher J. Wilson
Christopher J. Wilson
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description

Exhibit 10.1	Employment Agreement between Cincinnati Bell Inc. and Joshua T. Duckworth effective May 5, 2014.